Exhibit 99.1

ACE*COMM COMPLETES ACQUISITION OF INTASYS OSS SOLUTIONS

Gaithersburg, MD — February 13, 2004 - ACE*COMM Corporation (NASDAQ: ACEC), a global provider of advanced operations support systems (OSS) technologies, announced today the closing of its acquisition of the OSS business assets of Intasys (IBT). Intasys was the telecom OSS division of Mamma.com, an internet service provider based in Montreal, Canada.

Under terms of the agreement, ACE*COMM has acquired the Intasys OSS products, services, business, and related solutions which are sold primarily into the wireless mobile services market sector. The Company has paid US $1.48 million, subject to certain adjustments, plus contingent consideration up to an additional US $250,000, for the Intasys customers, contracts, intellectual property, and fixed assets.

ACE*COMM will take responsibility for Intasys operations in Canada, the UK, and Australia. Intasys’ Canadian operations will move to the ACE*COMM facilities in Montreal, Canada. Michael Tinmouth, the principal executive of Intasys, will become a Senior Vice President of ACE*COMM. Intasys staff and facilities in Edinburgh, Scotland and the Gold Coast, Australia will become ACE*COMM operating centers in both locations.

ACE*COMM plans to offer the Intasys product line and services as a complement to its existing suite of Convergent Mediation ™ solutions, and to integrate the Intasys customer-centric technologies into its products to create a more complete OSS solution that targets Tier 2 and 3 service providers worldwide. The acquired Intasys business is expected to be profitable in calendar year 2004, and to contribute annual revenues in the US $5 — 6 million dollar range.

About ACE*COMM

ACE*COMM is a global provider of advanced Convergent Mediation™ products and Enterprise Telemanagement software applications. ACE*COMM’s solutions are employed in wired and wireless networks that deliver voice, data, mixed media and Internet communications. Their proven technology provides the ability to capture, secure, validate, and enhance data from multiple networks. These operations are performed interactively with a data warehouse, and processed information is distributed in near real-time, to all types of carrier OSS (Operations Support Systems) and BSS (Business Support Systems). Solutions are matched to each customer’s business environment. They provide the analytical tools required to extract knowledge from operating networks — knowledge customers use to generate more revenue, reduce costs, accelerate time-to-market for new services, and deliver more effective customer support.

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For more than 20 years, ACE*COMM technology has been effectively deployed in over 3500 installations in more than 65 countries world-wide — including over 100 installations in China — enabling the success of customers and partners such as AT&T, Cisco, Marconi, Motorola, Alcatel, General Dynamics, TRW, Unisys and Siemens. ACE*COMM is a registered ISO 9001 quality standard company. For more information, visit www.acecomm.com.

ACE*COMM, NetPlus, the ACE*COMM logo and N*VISION are registered trademarks, and Convergent Mediation is a trademark of ACE*COMM Corporation.

Except for historical information, the matters discussed in this news release include forward-looking statements that are subject to certain risks and uncertainties that could cause the actual future events to differ materially from those projected, including, but not limited to: the failure of anticipated demand to materialize, delays or cancellations of orders due to various factors, including business and economic conditions in the U.S. and foreign countries; industry-wide slowdowns, any limitations on customers’ financial resources, the continued convergence of voice and data networks, the continuing success of the Company’s strategic alliances for product development and marketing, customer purchasing and budgetary patterns or lack thereof; pricing pressures and the impact of competitive products; the timely development and acceptance of new products; the Company’s ability to adequately support its operations, and other risks detailed from time to time in the Company’s Report on Form 10-Q and other reports filed with the Securities Exchange Commission.

For more information:

Marcie Weber
ACE*COMM Corporation
613-730-4726
Marcie.weber@acecomm.com

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